Exhibit 99.1

NEWS RELEASE

Gray Announces Operating Results for the Second Quarter

Atlanta, Georgia –August 8, 2024. . . Gray Television, Inc. (“Gray Media,” “Gray,” “we,” “us” or “our”) (NYSE: GTN) today announced financial results for the second quarter ended June 30, 2024, including total revenue of $826 million and total operating expenses (before depreciation, amortization and loss on disposal of assets) of $607 million. While we are overall pleased with our results in the second quarter, macro-economic and other factors largely beyond our control appear likely to result in somewhat lower revenues for the year than we previously anticipated.

Our core advertising revenue in the second quarter was $373 million, which was slightly below the low end of our guidance range. For the quarter ending September 30, 2024, we expect core advertising revenue will be flat to up low single digit percentages compared to the third quarter of 2023, driven primarily by the Olympic Games. In light of results to date and political advertising revenues arriving later in the year than originally anticipated, we currently anticipate core Advertising Revenues of approximately $1.525 billion for full-year 2024, down from our earlier guidance of $1.6 billion.

Political advertising revenue in the second quarter was $47 million, which significantly surpassed the $29 million of political advertising revenue during the second quarter of 2020 recorded by our current television station portfolio. We continue to anticipate strong political advertising revenues for the remainder of the year, including such revenues in a range of $180 million to $200 million in the third quarter, which would be essentially comparable to such revenues from our current television station portfolio in the third quarter of 2020.

Our retransmission consent revenue in the second quarter was $371 million, which was within our guidance range. With half of the year now complete, we have determined that our current pay-television subscriber numbers have largely extended the trends from last year rather than improving somewhat as we anticipated at the start of this year. As a result, we currently expect retransmission consent revenues in the range of $365 million to $370 million for the third quarter and a total of approximately $1.475 billion for full-year 2024.

Earlier this year, we reduced our broadcast operating expense guide for full-year 2024 by $50 million from the previous guide of $2.4 billion. Today, we lower our guidance for broadcast operating expense and corporate and administrative expenses for the full-year by a further $15 million and $5 million, respectively. Further, we are reducing our capital expense range by approximately $20 million and our estimated range for cash income taxes by approximately $23 million. In addition, for the second quarter, our station expenses were $8 million below the low end of our expense guidance range as well as $17 million less than station expenses in the first quarter of 2024. While we have made good progress managing costs and expenses this year, our management team is redoubling its efforts to improve the efficiency of our stations and other businesses by both increasing revenues and by further managing operating costs, capital expenses and investment opportunities for the remainder of the year and beyond.

We continue to focus on improving our balance sheet. In the first half of 2024, we undertook significant steps to reduce our debt and extend the maturities of those debt obligations that were scheduled to mature within the next two years. As a result, our next material debt maturity will not occur until 2027, following the 2024 and 2026 political cycles, and our weighted average cost of debt has increased to 7.7% from 6.8%. In particular, since the end of 2023, we:

●	Amended our Senior Credit Facility to:
o	Increase lender commitments under our Revolving Credit Facility to $680 million, increased the number of participating banks and extend the maturity date to December 31, 2027;
o	Fully prepay the $1.15 billion 2019 Term Loan that was scheduled to mature on January 2, 2026;
o	Issue a $500 million 2024 Term loan that will mature on June 4, 2029;

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●	Pre-paid through a tender offer, $690 million of the $700 million in outstanding 2026 Notes, scheduled to mature on July 15, 2026;
●	Issued $1.25 billion of our 2029 Notes, that are secured pari passu with our Senior Credit Facility and that will mature on July 15, 2029;
●	Used available liquidity to repurchase and retire approximately $50 million of our outstanding 2027 Notes on the open market at an average price of approximately 90.5% of their par value;
●

So far in the third quarter of 2024, we have used our available liquidity to retire an additional $29 million of our outstanding 2027 Notes on the open market at an average price of approximately 92.1% of their par value. Currently, the remaining par value of our 2027 Notes has been reduced to $671 million; and

●

In order to complete the above transactions, we have used $200 million drawn under our Revolving Credit Facility. Due to strong operating cash flows since then, currently we have repaid $75 million of that borrowing and continue to prioritize repayment of our debt.

Currently, we have remaining availability of approximately $178 million under our previously announced Board authorization to utilize available liquidity to repurchase additional debt in the open market. The extent of such repurchases, including the amount and timing of any repurchases, will depend on general market conditions, regulatory requirements, alternative investment opportunities and other considerations. This repurchase program does not require us to repurchase a minimum amount of debt, and it may be modified, suspended or terminated at any time without prior notice.

Summary of Second Quarter Operating Results

Operating Highlights (the respective 2024 periods reflect the “on-year” of the two-year political advertising cycle):

●	Total revenue in the second quarter of 2024 was $826 million, an increase of 2% from the second quarter of 2023.
●	Core Advertising Revenue in the second quarter of 2024 was $373 million, a decrease of $6 million or 2% from the second quarter of 2023.
●	Political advertising revenue in the second quarter of 2024 was $47 million, an increase of 292% from the second quarter of 2023.
●	Net income was $22 million in the second quarter of 2024, compared to $4 million in the second quarter of 2023.
●	Adjusted EBITDA was $225 million in the second quarter of 2024, essentially unchanged from the second quarter of 2023.

Other Key Metrics

●	As of June 30, 2024, calculated as set forth in our Senior Credit Agreement, our First Lien Leverage Ratio and Leverage Ratio, each net of all cash, was 3.21 to 1.00 and 5.92 to 1.00, respectively.
●	Non-cash stock compensation was $6 million during the second quarter of 2024, and $7 million in the second quarter of 2023.

Taxes

●

During the six-months ended June 30, 2024 and 2023, we made income tax payments, net of refunds, of $85 million and $24 million, respectively. During the remainder of 2024, based on our current forecasts, we anticipate making income tax payments, net of refunds, within a range of $92 million to $102 million.

●	As of June 30, 2024, we have an aggregate of $282 million of various state operating loss carryforwards, of which we expect that approximately $201 million will not be utilized.

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2024	Page 2 of 10

Guidance for the Three-Months Ending September 30, 2024

Based on our current forecasts for the quarter ending September 30, 2024, we anticipate the following key financial results, as outlined below in approximate ranges and as compared to the quarter ending September 30, 2023, as well as certain currently anticipated full-year financial results. As always, guidance may change in the future based on several factors and therefore may not reflect actual results:

Year Ending
Quarter Ending	December 31, 2024
September 30, 2024	Estimates
September 30, 2023	(Guidance)	As of Aug 8, 2024
(Actual)	Low	High	(Guidance)
(in millions)
Revenue (less agency commissions):
Core advertising	$363	$365	$375	$1,525
Political advertising	26	180	200
Retransmission consent	378	365	370	1,475
Production companies	20	23	25	105
Other	16	15	16	70
Total revenue	$803	$948	$986

Operating expenses (excluding depreciation, amortization and loss on disposal of assets):
Broadcasting:
Station expenses	$322	$351	$356	$1,395
Network affiliation fees	234	233	233	935
Non-cash stock-based compensation	1	1	1	5
Total broadcasting expense	$557	$585	$590	$2,335

Production companies	$18	$20	$22	$85

Corporate and administrative:
Corporate expenses	$19	$22	$25	$101
Non-cash stock-based compensation	4	5	5	19
Total corporate and administrative expense	$23	$27	$30	$120

Annual 2024 estimated supplemental information:
Interest expense	$475
Amortization of deferred financing costs	$14
Preferred stock dividends	$52
Common stock dividends	$32
Total capital expenditures, excluding Assembly Atlanta	$90	-	$100
Capital expenditures for Assembly Atlanta, net of anticipated reimbursements	$18
Income tax payments, net of refunds	$177	-	$187

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2024	Page 3 of 10

Selected Operating Data (Unaudited)

	Three Months Ended June 30,
			% Change		% Change
			2024 to		2024 to
	2024	2023	2023	2022	2022
	(dollars in millions)
Revenue (less agency commissions):
Core advertising	$373	$379	(2)%	$366	2%
Political advertising	47	12	292%	90	(48)%
Retransmission consent	371	394	(6)%	382	(3)%
Other	17	16	6%	17	0%
Total broadcasting revenue	$808	$801	1%	$855	(5)%
Production companies	18	12	50%	13	38%
Total revenue	$826	$813	2%	$868	(5)%

Operating expenses (1):
Broadcasting
Station expenses	$331	$314	5%	$300	10%
Network affiliation fees	233	235	(1)%	225	4%
Transaction Related Expenses	-	1	(100)%	2	(100)%
Non-cash stock-based compensation	1	2	(50)%	1	0%
Total broadcasting expense	$565	$552	2%	$528	7%

Production companies	$14	$11	27%	$14	0%

Corporate and administrative:
Corporate expenses	$23	$25	(8)%	$20	15%
Non-cash stock-based compensation	5	5	0%	5	0%
Total corporate and administrative expense	$28	$30	(7)%	$25	12%

Net income	$22	$4	450%	$99	(78)%

Adjusted EBITDA	$225	$227	(1)%	$307	(27)%

	Six Months Ended June 30,
			% Change		% Change
			2024 to		2024 to
	2024	2023	2023	2022	2022
	(dollars in millions)
Revenue (less agency commissions):
Core advertising	$745	$736	1%	$731	2%
Political advertising	74	20	270%	116	(36)%
Retransmission consent	752	789	(5)%	775	(3)%
Other	36	35	3%	37	(3)%
Total broadcasting revenue	1,607	1,580	2%	1,659	(3)%
Production companies	42	34	24%	36	17%
Total revenue	$1,649	$1,614	2%	$1,695	(3)%

Operating expenses (1):
Broadcasting
Station expenses	$678	$634	7%	$600	13%
Network affiliation fees	467	470	(1)%	452	3%
Transaction Related Expenses	-	1	(100)%	4	(100)%
Non-cash stock-based compensation	3	2	50%	2	50%
Total broadcasting expense	$1,148	$1,107	4%	$1,058	9%

Production companies	$35	$70	(50)%	$40	(13)%

Corporate and administrative:
Corporate expenses	$47	$49	(4)%	$43	9%
Transaction Related Expenses	-	-	0%	1	(100)%
Non-cash stock-based compensation	9	7	29%	9	0%
Total corporate and administrative expense	$56	$56	0%	$53	6%

Net income (loss)	$110	$(27)	(507)%	$161	(32)%

Adjusted EBITDA	$422	$390	8%	$555	(24)%

(1)	Excludes depreciation, amortization and loss (gain) on disposal of assets.

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2024	Page 4 of 10

Detail Table of Operating Results (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
	(in millions, except for per share information)
Revenue (less agency commissions):
Broadcasting	$808	$801	$1,607	$1,580
Production companies	18	12	42	34
Total revenue (less agency commissions)	826	813	1,649	1,614
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcasting	565	552	1,148	1,107
Production companies	14	11	35	70
Corporate and administrative	28	30	56	56
Depreciation	36	35	72	70
Amortization of intangible assets	32	50	63	99
Loss (gain) on disposal of assets, net	(1)	16	(1)	26
Operating expenses	674	694	1,373	1,428
Operating income	152	119	276	186
Other income (expense):
Miscellaneous income (expense), net	2	(1)	112	(3)
Interest expense	(118)	(109)	(233)	(213)
Loss from early extinguishment of debt	(7)	-	(7)	(3)
Income (loss) before income taxes	29	9	148	(33)
Income tax expense (benefit)	7	5	38	(6)
Net income (loss)	22	4	110	(27)
Preferred stock dividends	13	13	26	26
Net income (loss) attributable to common stockholders	$9	$(9)	$84	$(53)

Basic per share information:
Net income (loss) attributable to common stockholders	$0.09	$(0.10)	$0.89	$(0.58)
Weighted-average shares outstanding	95	93	94	92

Diluted per share information:
Net income (loss) attributable to common stockholders	$0.09	$(0.10)	$0.88	$(0.58)
Weighted-average shares outstanding	96	93	95	92

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2024	Page 5 of 10

Other Financial Data (Unaudited)

	Six Months Ended June 30,
	2024	2023
	(in millions)

Net cash provided by operating activities	$86	$459
Net cash provided by (used in) investing activities	50	(187)
Net cash used in financing activities	(82)	(297)
Net increase (decrease) in cash	$54	$(25)

	As of
	June 30, 2024	December 31, 2023
	(in millions)

Cash	$75	$21
Long-term debt, including current portion, less deferred financing costs	$6,138	$6,160
Series A Perpetual Preferred Stock	$650	$650
Borrowing availability under Revolving Credit Facility	$474	$494

The Company

We are a multimedia company headquartered in Atlanta, Georgia. We are the nation’s largest owner of top-rated local television stations and digital assets serving 113 television markets that collectively reach approximately 36 percent of US television households. The portfolio includes 77 markets with the top-rated television station and 100 markets with the first and/or second highest rated television station, as well as the largest Telemundo Affiliate group with 43 markets totaling nearly 1.5 million Hispanic TV Households. We also own Gray Digital Media, a full-service digital agency offering national and local clients digital marketing strategies with the most advanced digital products and services. Our additional media properties include video production companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, and studio production facilities Assembly Atlanta and Third Rail Studios. Gray owns a majority interest in Swirl Films.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains certain forward-looking statements that are based largely on our current expectations and reflect various estimates and assumptions by us. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond our control, include: estimates of future revenue, future expenses and other future events. We are subject to additional risks and uncertainties described in our quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained therein, which reports are made publicly available via our website, www.graymedia.com. Any forward-looking statements in this press release should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2023, and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission and available at www.sec.gov.

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2024	Page 6 of 10

Conference Call Information

We will host a conference call to discuss our second quarter operating results on August 8, 2024. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1-800-285-6670. The call will be webcast live and available for replay at www.graymedia.com. The taped replay of the conference call will be available at 1-888-556-3470 and the confirmation code is 898476, until September 6, 2024.

Gray Contacts

Web site: www.graymedia.com

Hilton H. Howell, Jr., Executive Chairman and Chief Executive Officer, (404) 266-5513

Pat LaPlatney, President and Co-Chief Executive Officer, (334) 206-1400

Jeff Gignac, Executive Vice President and Chief Financial Officer, (404) 504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, (404) 266-8333

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2024	Page 7 of 10

Non-GAAP Terms

In addition to results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this earnings release discusses “Adjusted EBITDA” a non-GAAP performance measure that management uses to evaluate the performance of the business. Adjusted EBITDA is calculated as net income (loss), adjusted for income tax expense (benefit), interest expense, loss on extinguishment of debt, non-cash stock-based compensation costs, non-cash 401(k) expense, depreciation, amortization of intangible assets, impairment of goodwill and other intangible assets, impairment of investments, loss (gain) on asset disposals and certain other miscellaneous items. We consider Adjusted EBITDA to be an indicator of our operating performance.

In addition to results prepared in accordance with GAAP, “Leverage Ratio Denominator” is a metric that management uses to calculate our compliance with our financial covenants in our indebtedness agreements. This metric is calculated as specified in our Senior Credit Agreement and is a significant measure that represents the denominator of a formula used to calculate compliance with material financial covenants within the Senior Credit Agreement that govern our ability to incur indebtedness, incur liens, make investments and make restricted payments, among other limitations usual and customary for credit agreements of this type. Accordingly, management believes this metric is a very material metric to our debt and equity investors. Leverage Ratio Denominator gives effect to the revenue and broadcast expenses of all completed acquisitions and divestitures as if they had been acquired or divested, respectively, on July 1, 2022. It also gives effect to certain operating synergies expected from the acquisitions and related financings and adds back professional fees incurred in completing the acquisitions. Certain of the financial information related to the acquisitions, if applicable, has been derived from, and adjusted based on, unaudited, un-reviewed financial information prepared by other entities, which Gray cannot independently verify. We cannot assure you that such financial information would not be materially different if such information were audited or reviewed and no assurances can be provided as to the accuracy of such information, or that our actual results would not differ materially from this financial information if the acquisitions had been completed on the stated date. In addition, the presentation of Leverage Ratio Denominator as determined in the Senior Credit Agreement and the adjustments to such information, including expected synergies, if applicable, resulting from such transactions, may not comply with GAAP or the requirements for pro forma financial information under Regulation S-X under the Securities Act of 1933. Leverage Ratio Denominator, as determined in the Senior Credit Agreement, represents an average amount for the preceding eight quarters then ended.

We define Transaction Related Expenses as incremental expenses incurred specific to acquisitions and divestitures, including but not limited to legal and professional fees, severance and incentive compensation, and contract termination fees. We present certain line items from our selected operating data, net of Transaction Related Expenses, in order to present a more meaningful comparison between periods of our operating expenses and our results of operations.

Our “Adjusted Total Indebtedness”, “First Lien Adjusted Total Indebtedness” and “Secured Adjusted Total Indebtedness” in each case net of all cash, represents the amount of outstanding principal of our long-term debt, plus certain other obligations as defined in our Senior Credit Agreement for the applicable amount of indebtedness.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore may not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to, and in conjunction with, results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2024	Page 8 of 10

Reconciliation of Adjusted EBITDA (Unaudited):

	Three Months Ended
	June 30,
	2024	2023	2022
	(in millions)
Net income	$22	$4	$99
Adjustments to reconcile from net income to Adjusted EBITDA
Depreciation	36	35	31
Amortization of intangible assets	32	50	52
Non-cash stock-based compensation	6	7	6
(Gain) loss on disposal of assets, net	(1)	16	-
Miscellaneous (income) expense, net	(2)	1	-
Interest expense	118	109	81
Loss from early extinguishment of debt	7	-	-
Income tax expense	7	5	38
Adjusted EBITDA	$225	$227	$307

Supplemental Information:
Amortization of deferred loan costs	4	3	4
Preferred stock dividends	13	13	13
Common stock dividends	8	7	8
Purchases of property and equipment (1)	22	26	50
Reimbursements of property and equipment purchases (2)	-	-	-
Income taxes paid, net of refunds	83	24	119

(1)	Excludes $7 million, $77 million and $62 million related to the Assembly Atlanta project in 2024, 2023 and 2022, respectively.
(2)	Excludes $1 million and $12 million related to the Assembly Atlanta project in 2024 and 2023, respectively.

	Six Months Ended
	June 30,
	2024	2023	2022
	(in millions)
Net income (loss)	$110	$(27)	$161
Adjustments to reconcile from net income (loss) to Adjusted EBITDA
Depreciation	72	70	63
Amortization of intangible assets	63	99	104
Non-cash stock-based compensation	12	9	11
(Gain) loss on disposal of assets, net	(1)	26	(5)
Miscellaneous (income) expense, net	(112)	3	2
Interest expense	233	213	160
Loss from early extinguishment of debt	7	3	-
Income tax expense (benefit)	38	(6)	59
Adjusted EBITDA	$422	$390	$555

Supplemental Information:
Amortization of deferred loan costs	7	7	8
Preferred stock dividends	26	26	26
Common stock dividends	16	14	16
Purchases of property and equipment (3)	41	45	67
Reimbursements of property and equipment purchases (4)	-	-	(5)
Income taxes paid, net of refunds	85	24	119

(3)	Excludes $22 million, $168 million and $92 million related to the Assembly Atlanta project in 2024, 2023 and 2022, respectively.
(4)	Excludes $6 million and $38 million related to the Assembly Atlanta project in 2024 and 2023, respectively.

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2024	Page 9 of 10

Calculation of Leverage Ratio, First Lien Leverage Ratio and Secured Leverage Ratio, as each is defined in our Senior Credit Agreement (Unaudited):

Eight Quarters
Ended
June 30, 2024
(dollars in millions)

Net income	$328
Adjustments to reconcile from net income to Leverage Ratio Denominator as defined in our Senior Credit Agreement:
Depreciation	284
Amortization of intangible assets	360
Non-cash stock-based compensation	42
Common stock contributed to 401(k) plan	19
Loss on disposal of assets, net	24
Gain on disposal of investment, not in the ordinary course	(110)
Interest expense	866
Loss on early extinguishment of debt	10
Income tax expense	132
Amortization of program broadcast rights	74
Impairment of investment	90
Payments for program broadcast rights	(76)
Pension benefit	(5)
Contributions to pension plans	(7)
Adjustments for unrestricted subsidiaries	39
Adjustments for stations acquired or divested, financings and expected synergies during the eight quarter period	(1)
Transaction Related Expenses	5
Other	1
Total eight quarters ended June 30, 2024	$2,075
Leverage Ratio Denominator (total eight quarters ended June 30, 2024, divided by 2)	$1,038

June 30, 2024
(dollars in millions)

Total outstanding principal, including current portion	$6,215
Letters of credit outstanding	6
Cash	(75)
Adjusted Total Indebtedness	$6,146
Leverage Ratio (maximum permitted incurrence is 7.00 to 1.00)	5.92

Total outstanding principal secured by a first lien	$3,405
Cash	(75)
First Lien Adjusted Total Indebtedness	$3,330
First Lien Leverage Ratio (maximum permitted incurrence is 4.00 to 1.00) (1)	3.21

Total outstanding principal secured by a lien	$3,405
Cash	(75)
Secured Adjusted Total Indebtedness	$3,330
Secured Leverage Ratio (maximum permitted incurrence is 5.50 to 1.00)	3.21

(1)	At any time any amounts are outstanding under our revolving credit facility, our maximum First Lien Leverage Ratio cannot exceed 4.25 to 1.00.

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2024	Page 10 of 10